Filed pursuant to Rule 424(b)(5)
Registration No. 333-67056

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 12, 2001

JMAR TECHNOLOGIES, INC.

100,000 Shares of Series A 8% Convertible Preferred Stock,
$0.01 par value
100,000 Shares of Series B 3% Convertible Preferred Stock,
$0.01 par value
Common Stock Issuable Upon Conversion
of Series A and Series B Preferred Stock

300,000 Warrants to Purchase Common Stock

     Pursuant to this prospectus supplement and the accompanying prospectus, we are offering to a single purchaser 100,000 shares of Series A 8% Convertible Preferred Stock, with a liquidation preference of $10 per share, and 100,000 shares of Series B 3% Preferred Stock, with a liquidation preference of $10 per share, convertible into an aggregate of 2,272,727 shares of our common stock and Warrants to purchase 300,000 shares of our Common Stock. The Warrants will have an exercise price of $1.10 per share and a term of seven years. The unconverted portion of the Series A Preferred Stock must be redeemed in full after two years and the unconverted portion of the Series B Preferred Stock will be redeemed in twelve equal installments commencing on October 1, 2003. A total of $160,000 in dividends is payable under the terms of the Series A and $32,483 in dividends is payable under the terms of the Series B Preferred Stock, all of which may be converted into a total of 218,731 shares of common stock.

     The purchaser will purchase the shares of our Preferred Stock and Warrants offered hereby at a negotiated purchase price of $2,000,000.

     No market currently exists for our Series A and Series B Preferred Stock. Our common stock is listed on the Nasdaq National Market under the symbol “JMAR.” The last reported sale price on March 13, 2003, was $0.93 per share.

     We have not retained any person to act as a finder, agent or underwriter in connection with this offering and will pay no finder’s or placement fees or commissions in connection therewith. If all of the shares and warrants offered by this prospectus supplement are sold, we will receive aggregate proceeds, before deducting other offering expenses, of $2,000,000. Offering expenses and transaction fees paid to the purchaser will be approximately $109,000.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE S-5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 14, 2003.

ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
DESCRIPTION OF JMAR CAPITAL STOCK
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that is also a part of this document. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $25,000,000, of which this offering is a part. $2,000,000 of securities was previously sold under the Company’s shelf registration statement in March, 2002 and $100,000 of securities was previously sold under the Company’s shelf registration statement in February, 2003.

     In this prospectus supplement, we provide you with a general description of the shares of our preferred stock, common stock and warrants that we will offer under this prospectus supplement and specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our preferred and common stock and other information you should know before investing in our preferred stock. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus before investing in our preferred stock and warrants.

SUMMARY

     This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.

JMAR TECHNOLOGIES, INC.

     Founded in 1987, we are a semiconductor industry-focused company. JMAR is the originator of Collimated Plasma Lithography, a next-generation lithography (NGL) alternative designed to deliver affordable, sub-100 nanometer chip-making capability in a compact format to the semiconductor industry. In addition to CPL, JMAR develops other products for the public and private sectors based on its proprietary Britelight ™ laser light source. JMAR’s operations include its laser and laser-produced plasma Research Division in San Diego, California; its Systems Division in Burlington, Vermont, where CPL Stepper Systems are designed and manufactured; and its Microelectronics Division, based in Sacramento, California, where JMAR provides process integration and maintenance support for the U.S. Government’s Defense Microelectronics Activity semiconductor fabrication facility.

     Prior to December, 2002, the Company operated in two segments: the Front-End Semiconductor Equipment and Services Segment, consisting of the Research, Systems and Microelectronics Divisions, and the Precision Equipment Segment, consisting of the operations of JMAR Precision Systems, Inc. (“JPSI”). The JPSI division manufactures precision measurement, motion control and light-based manufacturing systems for the microelectronics industry. In December, 2002, the Company concluded that JPSI’s business does not fit with the strategic direction of the Company’s CPL business area and decided to initiate the process of selling this business. As a result of this decision, the Precision Equipment segment will be reflected as a discontinued business in the Company’s financial statements as of December 31, 2002. In the nine-month period ended September 30, 2002, this segment represented 19% of our revenues.

     Our executive offices are located at 5800 Armada Drive, Carlsbad, California 92008 and our telephone number is (760) 602-3292.

RECENT DEVELOPMENTS

DISCONTINUATION OF PRECISION SYSTEMS BUSINESS: Revenues for the Company’s Precision Systems business have declined substantially in the past five years, from revenues of approximately $16 million in 1998 to revenues of approximately $10.5 million in 2000 and $5.8 million in 2001. Operating losses during 1999-2001 have also been substantial. During the latter half of 2002, the Company concluded that JPSI’s business does not fit with the strategic direction of the Company’s CPL business area and that the markets for JPSI’s products would continue to be slow in the near term. Therefore, in December, 2002, the Company decided to initiate the process of selling this business. As a result of the Company’s decision to sell JPSI, the Company will reflect JPSI as a discontinued operation as of December 31, 2002. Accordingly, in the fourth quarter of 2002 the Company will record a write-off of its investment in JPSI equal to its $5 million investment less the amount of proceeds from the sale of JPSI. The Company will also record other reserves related to this decision, including operating losses through the expected sale date projected to average approximately $1 million per quarter. The Company is in the process of quantifying the losses associated with this action.

DISCONTINUATION OF SEMICONDUCTOR PRODUCTS BUSINESS: As reported in its Form 10-K filed in March, 2002, the Company discontinued the standard semiconductor portion of its subsidiary, JMAR Semiconductor, Inc. (JSI). After unsuccessfully engaging in efforts to sell the standard chip portion of JSI, in the fourth quarter of 2002 JSI transferred all of its assets to a third party fiduciary in an assignment for the benefit of creditors. Under this state law procedure, the proceeds from the sale of the assets of JSI are equitably distributed among the creditors of JSI and the claims of creditors of JSI are limited to those proceeds. Following the assignment of those assets, the fiduciary sold those assets to JSI Microelectronics, Inc., a wholly-owned subsidiary of the Company, at a price equal to a 10% premium over an independently appraised value of those assets. JSI Microelectronics, Inc., now the Company’s Microelectronics Division, continues to support the Defense Microelectronics Activity in Sacramento, California. JSI’s former distributor is owed approximately $700,000, which is reflected as a liability in the Company’s Consolidated Balance Sheet. In the fourth quarter of 2002, that JSI creditor initiated a lawsuit against JSI seeking not only recovery of the $700,000 contractual claim, but also alleging fraud in dissuading it to refrain from terminating the distributor agreement earlier than it did. JSI believes it has valid defenses to any claims above the $700,000 contract claim. JSI’s former distributor also has alleged that JMAR is the “alter ego” of JSI and should be responsible for JSI’s liabilities. Because the distributor agreement was negotiated and signed by JSI alone, because the companies are separate corporations and have distinct businesses, and several other factors, the Company believes that it not legally obligated, under an alter ego theory or otherwise, for any of JSI’s obligations and intends to vigorously defend against such claims.

NASDAQ LISTING STATUS: The Company’s shares are listed on NASDAQ in the National Market System. In order for its shares to remain listed on the NMS level of NASDAQ, the Company must satisfy certain minimum maintenance requirements, including the requirement to have a minimum shareholders’ equity of $10 million. As of December 31, 2002, the Company’s shareholders’ equity will be less than $10 million. Although the Company expects to engage in financing activities in the first quarter of 2003 that will increase its shareholders’ equity, such financings will be insufficient to meet the $10 million shareholder equity requirement to remain on the NMS level of NASDAQ. NASDAQ rules allow for the transition from the NMS level to the Small Cap level of NASDAQ, where the minimum shareholders’ equity requirement for listing maintenance is $2.5 million. The Company expects that it will transfer to NASDAQ-Small Cap in 2003.

THE OFFERING

Preferred Stock and Warrants offered	100,000 shares of Series A 8% Convertible Preferred Stock, $0.01 par value; 100,000 shares of Series B 3% Convertible Preferred Stock, $0.01 par value; 2,491,458 shares of Common Stock issuable upon conversion of the Preferred Stock and accrued dividends; 300,000 Warrants to purchase Common Stock

Common stock to be outstanding after the offering	23,954,802 shares

Preferred Stock to be outstanding after the offering	100,000 shares of Series A 8% Convertible Preferred Stock; 100,000 shares of Series B 3% Convertible Preferred Stock

Use of proceeds	We intend to use the net proceeds for general corporate purposes including, but not limited to, future working capital needs.

Nasdaq National Market symbol	JMAR

RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK OFFERED IN CONNECTION WITH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR NET AND OPERATING LOSSES ARE SIGNIFICANT AND COULD HAVE AN ADVERSE IMPACT ON OUR STOCK PRICE.

     The Company’s net loss for the first nine months of 2002 was $4,586,442 compared to a net loss for the corresponding period of 2001 of $4,027,453. Due to the significant recurring losses by JPSI’s business and the cash consumption related thereto, in the fourth quarter of 2002 the Company decided to commence a process to sell that business and focus its efforts and resources on the Company’s CPL-related business areas. As a result of the Company’s decision to discontinue and sell its Precision Equipment business in the fourth quarter of 2002, the Company will reflect the Precision Equipment business as a discontinued operation as of December 31, 2002. Accordingly, in the fourth quarter of 2002, the Company will record a write-off of its investment in JPSI equal to $5 million less the amount of proceeds from the sale of JPSI. The Company will also record other reserves related to this decision, including operating losses through the expected sale date projected to average approximately $1 million per quarter. The Company is in the process of quantifying the losses associated with this action. The recording of these charges and reserves will substantially increase JMAR’s net loss for 2002 and will reduce the Company’s shareholders’ equity, which will adversely impact the continued listing of the Company’s common stock on the National Market System level of NASDAQ and could have an adverse impact on our stock price.

OUR CASH REQUIREMENTS ARE SIGNIFICANT AND IF WE DO NOT GENERATE SUFFICIENT FUNDS FROM OPERATIONS OR OBTAIN ADDITIONAL FINANCING WE MAY BE UNABLE TO CONTINUE OUR PRESENT PRODUCT DEVELOPMENT ACTIVITIES OR PURSUE OUR PRESENT ACQUISITION STRATEGIES.

     Our cash requirements have been and will continue to be significant. Our cash used in operating activities for the years ended December 31, 2000 and 2001 and for the nine months ended September 30, 2002 was $2,369,276, $417,246 and $4,015,156, respectively. These negative cash flows are primarily related to recent operating losses. For the years ended December 31, 2000 and 2001, we incurred net losses of $1,224,765 and $14,701,534, respectively. For the three months and nine months ended September 30, 2002, we incurred a net loss of $2,836,656 and $4,586,442, respectively. Losses in the fourth quarter have consumed additional cash.

     This offering is a part of a financing plan that involves one or more other offerings of debt or equity securities of the Company that we are pursuing in the first quarter of 2003. We believe that it is necessary to secure approximately $4 million in debt or equity financing in the first quarter of 2003 in order to have adequate resources to fund our operations and working capital requirements at least through December 31, 2003 based on our current level of operations and business conditions. To date, the development and commercialization of our patented CPL sources and steppers has been substantially funded by U.S. Department of Defense contracts. The award and funding of those government contracts is often a lengthy process and we are often required to provide funding for our CPL program pending receipt of these contract funds. It is also our goal to accelerate the commercialization of our CPL systems in order to introduce these products into the market sooner. In order to do so, we will need additional financing. We believe we have available several potential sources of capital, including private offerings of equity, public offerings of debt or equity, strategic investments by companies in the semiconductor and semiconductor equipment industries, as well as additional contract funding of our research and development programs from the Department of Defense. In light of the present market conditions, however, we can give no assurances that any such additional financings will be available when needed on favorable terms, or at all. If we are unable to raise the needed financing to commercialize our CPL products, we will be required to slow down the progress on commercialization until such funding is received, which could adversely affect our ability to introduce our CPL product in a timely manner.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY. AS A RESULT, WE MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our quarterly revenues and operating results have fluctuated in the past and may continue to vary from quarter to quarter due to a number of factors, including the risk factors set forth in this section. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline.

AS OF DECEMBER 31, 2002, OUR SHAREHOLDERS’ EQUITY IS LESS THAN THE MINIMUM REQUIRED TO MAINTAIN THE LISTING OF OUR COMMON STOCK AS A NASDAQ NATIONAL MARKET SYSTEM SECURITY AND IT IS LIKELY THAT THE COMPANY’S COMMON STOCK WILL BECOME LISTED ON THE NASDAQ SMALL CAP, WHICH COULD HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR STOCK.

     The Company’s shares are listed as a National Market System security on the NASDAQ Stock Market. In order for its shares to remain listed on the NMS level of NASDAQ, the Company must satisfy certain minimum maintenance requirements, including the requirement to have a minimum shareholders’ equity of $10 million. As of December 31, 2002, the Company’s shareholders’ equity is expected to be less than $10 million. Although the Company expects that it will engage in financing activities in the first quarter of 2003 that will increase its shareholders’ equity, such financings will be insufficient to meet the $10 million shareholder equity requirement to remain on the NMS level of NASDAQ. The NASDAQ rules allow for the transition from the NMS level to the Small Cap level of NASDAQ, where the minimum shareholders’ equity requirement for listing maintenance is $2.5 million. The Company expects that it will transfer to NASDAQ-Small Cap in 2003. Although the shares of many public reporting companies are listed on the NASDAQ Small Cap system, the transition to NASDAQ-Small Cap could adversely affect the visibility of the Company’s common stock resulting in an adverse effect on the trading activity of the stock and its price.

IF WE ARE UNSUCCESSFUL IN ACHIEVING MARKET ACCEPTANCE OF OUR NEW CPL PRODUCTS, OUR BUSINESS MAY SUFFER.

     Achieving market acceptance for our new and proposed Collimated Plasma Lithography (CPL) products requires a significant effort to convince semiconductor manufacturers to adopt the Company’s CPL technology over other alternative next generation lithography technologies. This will require substantial technical, marketing and sales efforts and the expenditure of significant funds to create customer awareness of and demand for our products. We cannot assure you that our CPL product lines will achieve significant market acceptance or result in significantly increased levels of revenues.

IF OUR PRODUCT DEVELOPMENT PROGRAMS ARE NOT SUCCESSFUL, IT WILL HARM OUR BUSINESS.

     The development of sophisticated laser systems and microelectronics manufacturing products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs. As noted above, we were unsuccessful in establishing the semiconductor products portion of JSI’s business and have been unsuccessful in profitably operating the JPSI business. We cannot assure you that we will be able to successfully develop our CPL products or any additional products, or that unanticipated technical or other problems will not occur which would result in delays in our development program.

     Our CPL source development program, intended to produce CPL sources for semiconductor lithography and for semiconductor inspection and related processes, has been a technologically challenging effort that has taken several years to achieve its current results. We are currently integrating our CPL source into a JSAL stepper and anticipate conducting wafer exposures using this integrated system in 2003. Additional efforts are ongoing to increase the x-ray power output of our CPL sources to meet commercially viable requirements for the Gallium Arsenide chip manufacturing industry, with a goal of receiving an order for a commercial system by the end of 2003. Although we believe we will resolve these challenges, the failure to do so within the time demanded by potential customers could have a material adverse impact on the success of our efforts to manufacture and sell our CPL equipment. The failure to sell significant amounts of our newly developed CPL equipment within our announced timeframes could have a material adverse impact on our stock price.

WE DEPEND ON THIRD PARTY SUPPLIERS OF VARIOUS COMPONENTS FOR OUR EQUIPMENT BUSINESSES AND OUR BUSINESS WILL BE HARMED IF THE SUPPLY OF KEY COMPONENTS IS INTERRUPTED OR DISCONTINUED.

     Our Research Division and Systems Division are dependent on third party suppliers for components used in the development and manufacture of our products. If certain key components are delayed or unavailable, we might have to reengineer our products, resulting in delays and increased costs, or we may have to pay other suppliers more to obtain those components, which could adversely affect our business.

     In the case of our CPL development program, we have subcontracted portions of the development effort to third party suppliers, who may initially be sole suppliers for the prototype unit, but we anticipate having multiple sources of supply for the components used in our future production systems. In particular, our CPL light source requires a component called a collimator, which collects the X-ray output from our CPL source and directs the X-rays to the wafer. We have received collimators in the past from a single supplier and are using one of their current collimators on the CPL system currently being integrated with a JSAL stepper. We have engaged that supplier to develop a higher-efficiency collimator in 2003 to be used with our first commercial systems. This higher-efficiency collimator and future improvements are needed to increase the X-ray power of our lithography equipment in order to achieve our goal of entering the high volume silicon lithography market by 2005. If we cannot obtain these high-efficiency collimators when needed then we will need to rely on other alternatives to increase the X-ray power of our systems, which would involve additional re-engineering and related delays and additional costs which could adversely affect our business.

THE SUCCESS OF OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     The markets for our products are highly competitive and are characterized by rapid technological change and evolving industry standards. Development by others of new or improved products, processes or technologies may make our products obsolete or less competitive. Our ability to compete is dependent on our ability to continually enhance and improve our products and to successfully develop and market new products. Many of our competitors have greater financial, managerial and technical resources than we have. We cannot assure you that we will successfully differentiate ourselves from our competitors, that the market will consider our products to be superior to our competitors’ products or that we will be able to adapt to evolving markets and technologies, develop new products or achieve and maintain technological advantages.

WE RELY ON FUNDING FROM THE U.S. DEPARTMENT OF DEFENSE FOR A SIGNIFICANT PORTION OF OUR RESEARCH AND DEVELOPMENT ACTIVITIES AND WOULD BE ADVERSELY AFFECTED IF THOSE FUNDS WERE CURTAILED IN THE NEAR FUTURE.

     For fiscal years 2000 and 2001, and for the nine months ended September 30, 2002, the U.S. Government accounted for approximately 45%, 66% and 77%, respectively, of our revenues. Our CPL program has been principally funded over the past seven years by contract funding from the Defense Advanced Research Projects Agency (DARPA). In addition, the technology services business of our JSI Microelectronics division, which performs services for a U.S. Government semiconductor fabrication facility, has received contract funding from another U.S. Department of Defense agency. The DOD’s overall budget, and our participation therein, are subject to reduction based upon a number of factors, including general budgetary constraints, shifting priorities of the specific governmental agency which sponsors the funding and our own performance under our contracts with the Government. We cannot assure you that we will continue to receive funding from Government sources at similar levels in the future.

A SIGNIFICANT PORTION OF OUR COMMERCIAL SALES HAVE COME FROM A SMALL NUMBER OF CUSTOMERS.

     In addition to our receipt of contract sales from the U.S. Government, in recent years a significant portion of our commercial sales have come from two customers. In fiscal years 2000 and 2001 and for the nine months ended September 30, 2002, IBM accounted for 5.6%, 5.0% and 0.5% of our sales, and Affymetrix, Inc. accounted for 16.3%, 4.9% and 1.7% of our sales. Both IBM and Affymetrix were customers of JPSI, which the Company is in the process of selling. With the sale of JPSI, our revenues will decline and our dependence upon a limited number of government customers will increase.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES, OUR BUSINESS WILL SUFFER.

     Our success is substantially dependent on the efforts of certain key personnel. In particular, our CPL business area relies on the skill of several key laser and laser plasma scientists and engineers. The loss of such key personnel would adversely affect our business and prospects. In such event, we cannot assure you that we would be able to employ qualified persons on terms favorable to us. In seeking and retaining qualified personnel, we are required to compete with companies having greater financial and other resources than we have. Since our future success is dependent upon our ability to retain or attract qualified personnel, our failure to do so could have an adverse impact on our business.

CERTAIN OF OUR BUSINESS AREAS ARE SUBJECT TO GOVERNMENT REGULATIONS, AND IF WE FAIL TO COMPLY WITH THOSE REGULATIONS, THOSE BUSINESS AREAS MAY SUFFER.

     Our CPL program conducted by our Research and Systems divisions has been funded primarily by government contracts from the Defense Advanced Research Projects Agency and our Microelectronics Division’s business has received other government funding in the past and may receive similar funding in the future. These businesses are subject to various government regulations in connection with their government R&D contract work. In addition, these portions of our business are subject to audit by the U.S. Government of the costs incurred under U.S. Government contracts and to safety audits by various U.S. Government agencies. Our failure to comply with these government regulations could jeopardize existing and future funding.

IN THE PAST, WE HAVE RELIED IN PART ON FOREIGN SALES AND THAT PART OF OUR BUSINESS COULD BE HARMED BY ECONOMIC AND POLITICAL INSTABILITY, FLUCTUATIONS IN FOREIGN CURRENCY, CHANGES IN IMPORT/EXPORT REGULATIONS AND DUTIES AND OTHER TRADE RESTRICTIONS.

     We have derived a portion of our revenues from shipments to foreign markets. All of these sales have been through our JPSI division. Revenues from shipments to foreign markets were $1,382,453 and $612,394 for the years ended December 31, 2000 and 2001, respectively. Although we denominate our foreign shipments in U.S. dollars, we are subject to various risks inherent in foreign trade, including economic or political instability, shipping delays, fluctuations in foreign currency rates, custom duties and import quotas and other trade restrictions, all of which could have a significant impact on our ability to deliver our products on a timely and competitive basis.

ASSERTING, DEFENDING AND MAINTAINING INTELLECTUAL PROPERTY RIGHTS IS DIFFICULT AND COSTLY AND THE FAILURE TO DO SO COULD HARM OUR ABILITY TO COMPETE AND THE RESULTS OF OUR OPERATIONS.

     We rely, to a significant extent, on patents, trade secrets and confidentiality agreements to protect our proprietary technology. We cannot assure you as to the breadth or degree of protection which existing or future patents, if any, may afford us, or that patents will not be circumvented or invalidated, or that our products do not and will not infringe on patents or violate proprietary rights of others. In the event a patent infringement claim is asserted against us, or we are required to enforce our rights under an issued patent, the cost of such actions may be very high, whether or not we are successful. While we are unable to predict what such costs, if any, will be if we are obligated to pursue patent litigation, our ability to fund our operations and to pursue our business goals may be substantially impaired.

IF OUR OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED IT WILL RESULT IN DILUTION.

     As of December 31, 2002, we had outstanding 23,852,024 shares of common stock, substantially all of which are freely tradable without restriction or further registration under the Securities Act. Affiliates may sell the shares they own pursuant to Rule 144, subject to certain notice filing and volume limitations. The 2,491,458 shares issuable upon conversion of the Series A and B Preferred Stock being offered by this prospectus supplement (which includes 218,731 shares issuable upon conversion of the accrued dividends) will also be freely tradable without restriction or further registration under the Securities Act. The Warrants may only be exercised through a cashless exercise procedure whereby on exercise the holder will receive a net number of shares based on the price difference between the market price of the common stock on exercise and the exercise price.

     As of December 31, 2002, there were approximately 4.5 million shares of common stock subject to issuance upon exercise of outstanding options and warrants and 278,919 shares issuable upon conversion of $1.2 million in Convertible Notes. In addition, pursuant to our acquisition of SAL, if JSAL achieves certain specified performance criteria related to our X-ray lithography business during 2003, we will be obligated to issue to the former SAL shareholders and creditors up to an additional 354,736 shares and up to $1.7 million in Convertible Notes, with conversion prices equal to 120% of the average closing prices of our stock for the 5 days preceding the issuance of the Notes. In addition, upon sale of the shares and warrants offered by this prospectus supplement, Warrants to purchase an additional 300,000 shares of common stock will be issued to the investors. The Company also intends to offer and sell additional equity and/or convertible debt during the first quarter of 2003 and, if successful, this will result in further increasing the number of shares outstanding and issuable in the future. To the extent that outstanding options and warrants are exercised prior to their expiration dates, additional equity investment funds will be paid into us at the expense of dilution to the interests of our stockholders. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants and other securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in such securities. The sale of the shares issued upon exercise of our outstanding warrants and options and conversion of our Convertible Notes could adversely affect the market price of our common stock.

IF PRODUCT LIABILITY CLAIMS ARE BROUGHT WHICH EXCEED OUR LIABILITY INSURANCE LIMITS OUR BUSINESS WOULD BE HARMED.

     We may be exposed to potential product liability claims arising out of the use of our products. Although we currently maintain product liability insurance, we cannot assure you that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against us could have a material adverse affect on our business.

WE DO NOT PRESENTLY INTEND TO PAY CASH DIVIDENDS TO OUR SHAREHOLDERS.

     We have never paid cash dividends and intend, for the foreseeable future, to retain our earnings, if any, to finance our business. Future dividend policy will depend on our earnings, capital requirements, financial condition, debt covenants and other factors considered relevant by our Board of Directors.

OUR ABILITY TO USE OUR ENTIRE NET OPERATING LOSS CARRYFORWARD IS LIMITED BY PRIOR CHANGES IN OWNERSHIP AND MAY BE FURTHER LIMITED IN THE FUTURE.

     We have federal net operating loss carryforwards of in excess of $28 million. These NOLs expire incrementally starting in 2004 through 2015. Realization of future tax benefits from utilization of our net operating loss carryforwards for income tax purposes is limited by changes in ownership in 1990, 1992 and 1993. Of the $28 million in NOLs, annual limitations of $813,000 apply to approximately $3.7 million of the NOLs and approximately $25 million is not subject to these annual limitations. In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Due to our taxable losses in the past three years, we have been unable to take advantage of the benefits of these NOLs. The realization of the benefits of these NOLs is dependent upon our recognition of taxable income in the future prior to the expiration of the NOLs.

IF WE ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN THE COMMON STOCK, IT COULD RESULT IN THE DECREASE IN MARKET PRICE OF THE COMMON STOCK AND COULD DELAY OR PREVENT A CHANGE IN CONTROL OF US.

     Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, of which no shares are currently outstanding. This offering involves the issuance of 200,000 shares of Preferred Stock that has liquidation preferences, dividend rates and rights to redemption more favorable than the common stock. Our Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us. You can identify these forward-looking statements by forward-looking words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this prospectus supplement and the accompanying prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

PLAN OF DISTRIBUTION

     We are offering, at a total purchase price of $2,000,000, an aggregate of 100,000 shares of our Series A 8% Convertible Preferred Stock, 100,000 shares of our Series B 3% Convertible Preferred Stock and Warrants to purchase 300,000 shares with an exercise price of $1.10 per share and a term of seven years. The Company’s employees will be dealing directly with the prospective investor in this offering. We have not retained any person to act as a finder, agent or underwriter in connection with this offering and will pay no finder’s or placement fees or commissions in connection therewith.

USE OF PROCEEDS

     We estimate that the net proceeds to us from this offering will be approximately $1,891,000 upon the sale of 100,000 shares of Series A Preferred Stock and 100,000 shares of Series B Preferred Stock offered hereby at a price of $2,000,000, after deducting the estimated total offering expenses of $109,000 (which includes a 5% closing fee of $100,000 paid to the purchaser) assuming all of the securities offered by this prospectus are sold. Of the net proceeds, $1,025,000 will be “restricted” funds held in a controlled account until either the preferred stock is converted into common stock or the preferred stock is fully redeemed. We expect to use the net proceeds of this offering for general corporate purposes.

DESCRIPTION OF JMAR CAPITAL STOCK

     The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws. For information on obtaining a copy of our certificate of incorporation and bylaws, see the section of this prospectus supplement or the accompanying prospectus captioned “Where You Can Find More Information.”

     Our authorized capital stock presently consists of 40,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 2002, there were 23,852,024 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

     As of December 31, 2002, there were approximately 12,000 record holders of our common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

     The terms and conditions of the Series A and Series B Preferred Stock are contained in the Certificates of Designation filed with the SEC in a Form 8-K on March 14, 2003 and incorporated by reference herein.

EXPERTS

     The consolidated financial statements and schedules of JMAR Technologies, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

LEGAL MATTERS

     The legality of the Securities offered hereby is being passed upon for us by Joseph G. Martinez, Esq., our Senior Vice President and General Counsel. Mr. Martinez is an officer of JMAR and has beneficial ownership of 85,501 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Information concerning us is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and accompanying prospectus until the termination of the offering:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

•	Current Report on Form 8-K filed on June 21, 2002;

•	Current Report on Form 8-K filed on July 22, 2002;

•	Current Report on Form 8-K filed on August 13, 2002;

•	Current Report on Form 8-K filed on August 14, 2002;

•	Current Report on Form 8-K filed on October 15, 2002;

•	Current Report on Form 8-K filed on February 7, 2003;

•	Current Report on Form 8-K filed on March 14, 2003;

•	The description of our common stock contained in our registration statement on Form 8-A, filed on April 3, 1990, including any amendment or report filed for the purpose of updating the description; and

•	The description of our Preferred Share Purchase Rights contained in our registration statement on Form 8-A filed on March 8, 1999.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document. This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

JMAR Technologies, Inc. 5800 Armada Drive Carlsbad, California 92008 Attention: Dennis Valentine (760) 602-3292